Consent of Independent Registered Public Accounting Firm

The Board of Trustees
The Dreyfus/Laurel Tax-Free Municipal Funds:

We consent to the use of our report dated August 6, 2007 incorporated by reference herein and to the reference to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.

KPMG LLP

New York, New York
October 24, 2007